Form of Irrevocable Undertaking
[Letterhead of relevant shareholder]

Date:

To:	Great Wall Acquisition Corporation 660 Madison Avenue 15th Floor New York, New York 10021

Cc:	DBS Bank Ltd. 6 Shenton Way DBS Building Tower 1 #41-01 Singapore 068809

Dear Sirs,

Letter of Undertaking

1.
We refer to the voluntary conditional offer (the "Offer") to be made by or on behalf of Great Wall Acquisition Corporation (the "Offeror"), for all the issued ordinary shares of US$0.08 each (the "Shares") in the capital of ChinaCast Communication Holdings Limited (the "Offeree") on the terms and subject to the conditions set out in the pre-conditional offer announcement substantially in the form attached as the Schedule hereto (the "Announcement").

2.	For the consideration of US$1.00 (the receipt of which we hereby acknowledge) we hereby irrevocably and unconditionally undertake to the Offeror that:

(a)	we are the beneficial owner of the number of Shares specified on the signature page of this Letter of Undertaking;

(b)
we shall not, during the period commencing on the date of this Letter of Undertaking and ending at the Expiration Time (as defined in sub-paragraph (g) below), transfer (save to Permitted Transferees) or dispose of or create an encumbrance over all or any of the Shares specified on the signature page of this Letter of Undertaking except as permitted by the terms of this Letter of Undertaking;

(c)
we shall not, during the period commencing on the date of this Letter of Undertaking and ending at the Expiration Time, take any action which would cause us to breach our obligations under this Letter of Undertaking;

(d)
(except with your prior written consent) we shall not, during the period commencing on the date of this Letter of Undertaking and ending at the Expiration Time, directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning the Offeree and/or any of its subsidiaries to any person), vote in favour of, initiate or participate in any tender (including without limitation, accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than the Offeror to:-

(i)
acquire an interest in all or a substantial part of the business, operations or undertakings of the Offeree and its subsidiaries or an additional five per cent. or more of the issued share capital of the Offeree;

(ii)	acquire control of the Offeree; or

(iii)	otherwise acquire or merge with the Offeree (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure),

provided, for the avoidance of doubt, that nothing herein shall be construed as imposing any restriction on us from selling, transferring or otherwise disposing of any Shares not specified in the signature page of this Letter of Undertaking.

(e)
we shall accept the Offer and elect to receive the Stock Consideration (as defined in the Announcement) in respect of all the Shares specified on the signature page of this Letter of Undertaking, on the terms and subject to the conditions set out in the Announcement (or on such other terms and conditions as may be agreed in writing between yourselves and ourselves) and in accordance with the requirements of the Singapore Code on Take-overs and Mergers (the "Code"), the Securities and Futures Act (Chapter 289) and the Listing Manual of the Singapore Exchange Securities Trading Limited (the "Listing Manual");

(f)
we shall accept the Offer and elect to receive the Stock Consideration not later than 5:00 pm (Singapore time) on the date falling seven (7) business days (a business day being a day which is not a Saturday, Sunday or public holiday in Singapore on which commercial banks are open for business in Singapore) after the date of despatch of the offer document in respect of the Offer, in accordance with the procedures prescribed in the offer document to be issued in connection with the Offer and the relevant form(s) of acceptance accompanying it;

(g)
notwithstanding any rights of withdrawal under the Code, we shall not withdraw any of the Shares tendered for acceptance until such time as the Offer shall lapse or be withdrawn by the Offeror (the earlier of such time and the time at which the Offeror purchases the Shares pursuant to the Offer being referred to as the "Expiration Time"), whereupon we shall be discharged and released from our obligations under this Letter of Undertaking; and

(h)
we shall do and execute or procure to be done and executed such further acts, deeds, things and documents as may reasonably be necessary to accept the Offer and elect to receive the Stock Consideration in accordance with the terms of this Letter of Undertaking.

It shall be a condition precedent to our right to transfer any Shares to any Permitted Transferee that such Permitted Transferee agrees in writing to be bound by and be entitled to the benefit of this Letter of Undertaking. Further, we shall be responsible for any breach of the provision of this Letter of Undertaking by any of our Permitted Transferees.

For the purpose of paragraph 2(b), "Permitted Transferee" means, in relation to any corporation, any other corporation which is the holding company, ultimate holding company or subsidiary of such corporation or which is a subsidiary of the holding company or ultimate holding company of such corporation.

3.
Our obligations under this Letter of Undertaking shall come into effect only as of the date that such shareholders of CCHL (including Super Dynamic Consultancy Limited and Technology Venture Investments Limited.) collectively holding at least 50% of the issued share capital of CCHL enter into letters of undertaking with obligations similar to those in this Letter of Undertaking. This Letter of Undertaking shall terminate and be of no further effect on the earlier of the Expiration Time and the date falling ten (10) months after the date this Letter of Undertaking takes effect.

4.
We hereby consent to the release of the Announcement by or on behalf of the Offeror, in particular any and all references to, and descriptions of, this Letter of Undertaking in the Announcement. We shall not make any further announcement concerning the Offer except as required by law or the Listing Manual or other regulatory body or the court or with your prior approval (such approval not to be unreasonably withheld or delayed). Pending the Offer becoming unconditional in all respects, we shall, subject to the requirements of any law or regulation (including, without limitation, the Listing Manual), consult you as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees and to any recognised stock exchange or other authorities or to the media or otherwise which we may desire or be obliged to make regarding the Offer and we will consult you regarding any other announcement which is or may be material in the context of the Offer. Any other communication which we may make concerning the foregoing matters shall, subject to the requirements of any law or regulation (including, without limitation, the Listing Manual), be consistent with any such formal announcement or circular as aforesaid.

5.
We further undertake not to sell, transfer, assign or otherwise dispose of any part of the Stock Consideration received by us pursuant to the acceptance of the Offer in a manner that would violate SEC rules and regulations.

6.
We agree that the Offeror will be irreparably damaged and will not have an adequate remedy at law in the event that we shall not accept the Offer and elect to receive the Stock Consideration in accordance with the provisions of this Letter of Undertaking. We therefore agree that the Offeror shall be entitled to injunctive relief, including specific enforcement, to enforce the provisions of this Letter of Undertaking, in addition to any other remedy to which the Offeror may be entitled at law.

7.
We shall be responsible for our own fees and expenses in connection with the execution and performance of this Letter of Undertaking. No broker, agent, finder, consultant or other person or entity is entitled to be paid based upon any agreement made by any party in connection with any of the transactions contemplated hereby.

8.	This Letter of Undertaking shall lapse if for whatever reason:

(a)	the Offer is withdrawn or lapses, or fails to become or be declared to be unconditional for any reason;

(b)	the Offeror fails to release, or procure the release of, the Announcement before 8:00 a.m. (Singapore time) on 18 September 2005;

(c)
any shareholder of CCHL who has provided an undertaking similar to this Letter of Undertaking is released from any of the obligations under its letter of undertaking referred to in paragraph 3 above; or

(d)	you are delisted from the NASDAQ OTC Bulletin Board,

provided that this shall not prejudice any accrued rights between the parties prior to the lapsing of this Letter of Undertaking. You agree to notify us in writing as promptly as practicable (and in any event within two (2) business days) after the occurrence of any of the events identified in paragraphs 8(a) through (d) above.

9.
By signing this Letter of Undertaking, you represent and warrant to us that you are currently listed on the NASDAQ OTC Bulletin Board and you intend to apply to be listed on the NASDAQ National Market as soon as possible after the completion of the Offer.

10.	A person who is not a party to this Undertaking has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Letter of Undertaking.

11.	This Letter of Undertaking is governed by, and shall be construed in accordance with, the laws of Singapore.

Yours faithfully,
For and on behalf of
[Name of Shareholder]

Name:
Designation:

Number of Shares

Date:

[Name of Shareholder]
[Address]

We refer to your Letter of Undertaking (a copy of which is attached hereto) and agree and accept all the terms contained therein.

Yours faithfully
For and on behalf of
Great Wall Acquisition Corporation

__________________________________
Name:
Designation:

Appendix I

PRE-CONDITIONAL VOLUNTARY OFFER

by

[Logo]

DBS BANK LTD
(Company Registration No. 196800306E)
(Incorporated in the Republic of Singapore)

for and on behalf of

GREAT WALL ACQUISITION CORPORATION
(Incorporated in Delaware, United States of America)

to acquire all the issued ordinary shares of US$0.08 each in the capital of

CHINACAST COMMUNICATION HOLDINGS LIMITED
(Incorporated in Bermuda)

1.	INTRODUCTION

DBS Bank Ltd ("DBS Bank") wishes to announce, for and on behalf of Great Wall Acquisition Corporation (the "Offeror" or "GWAC"), that, subject to the satisfaction or waiver of the Pre-Conditions as referred to in Section 2 below, the Offeror intends to make a voluntary conditional offer (the "Offer") to acquire all the issued ordinary shares of US$0.08 each (the "CCHL Shares") in the capital of ChinaCast Communication Holdings Limited ("CCHL").

The Offer will not be made unless and until the Pre-Conditions are satisfied or waived. Accordingly, all references to the Offer in this Announcement refer to the possible Offer which will only be made if and when such Pre-Conditions are satisfied or, if applicable, waived.

2.	PRE-CONDITIONS TO THE MAKING OF THE OFFER

The making of the Offer and the posting of the formal offer document containing the terms and conditions of the Offer (the "Offer Document") will be subject to, and will only take place following, the satisfaction or waiver of the following pre-conditions (collectively, "Pre-Conditions" and each a "Pre-Condition"):

(a)
all resolutions as may be necessary or incidental to approve, implement and effect the Offer, the acquisition of any CCHL Shares pursuant to the Offer or otherwise, and the allotment and issue of the new shares of common stock of GWAC US$0.0001 per share (“GWAC Common Stock”) pursuant to the Offer or any other acquisitions of CCHL Shares (including pursuant to any compulsory acquisition pursuant to Section 102(1) of the Companies Act 1981 of Bermuda (as amended) (“Bermuda Act”)) having been passed at a general meeting of the stockholders of GWAC (or any adjournment thereof); and

(b)
CCHL providing GWAC with audited consolidated financial statements of CCHL prepared in accordance with U.S. generally accepted accounting principles and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, for at least its two most recent financial years and such other financial information as may be required to be included in any filing (or exhibit thereto) to be filed with the Securities and Exchange Commission (“SEC”) in connection with the Offer by 30 September 2005.

The Offeror has immediately prior to this Announcement approached CCHL to seek, and has subsequently obtained, CCHL’s commitment to assist the Offeror in obtaining the necessary information to fulfill the Pre-Condition set out in sub-paragraph (b) above.

If and when the Pre-Conditions are satisfied or waived, DBS Bank, for and on behalf of the Offeror, will announce the firm intention on the part of the Offeror to make the Offer (the "Offer Announcement"). The Offer Document will be despatched to the shareholders of CCHL ("CCHL Shareholders") not earlier than 14 days and not later than 21 days from the date of the Offer Announcement, if any. However, in the event that the Pre-Conditions are not satisfied or waived by the Offeror (as the case may be) on or before 25 March 2006 or such later date as the Offeror may determine in consultation with the Securities Industry Council (the "SIC") (the "Cut-off Date"), the Offer will not be made and DBS Bank will issue an announcement confirming that fact as soon as reasonably practicable.

3.	THE OFFER

3.1
Subject to the satisfaction or waiver of the Pre-Conditions, the Offeror will make the Offer for all the CCHL Shares (the "Offer Shares") in accordance with Rule 15 of The Singapore Code on Take-overs and Mergers (the "Code") and subject to the terms and conditions set out in the Offer Document to be issued by DBS Bank for and on behalf of the Offeror.

The Offer, if made, will be on the following basis:

For each Offer Share:	•	0.046970408 new GWAC Common Stock (“Stock Consideration”);

OR

	•	S$0.28 in cash (“Cash Consideration”)

and so on in proportion for any other number of Offer Shares.

A CCHL Shareholder who accepts the Offer shall have in relation to each Offer Share the right to elect to receive either the Stock Consideration or the Cash Consideration but not both.

Fractions of a new GWAC Common Stock will not be issued to any holder of Offer Shares who accepts the Offer and fractional entitlements will be disregarded.

By way of illustration, a CCHL Shareholder who accepts the Offer and elects to receive the Stock Consideration will receive, for every 1,000 Offer Shares tendered in acceptance of the Offer, 46 new GWAC Common Stock and a CCHL Shareholder who accepts the Offer and elects to receive the Cash Consideration will receive, for every 1,000 Offer Shares tendered in acceptance of the Offer, S$280.00 in cash.

The Offer Shares are to be acquired fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at the date of this Announcement and hereafter attaching thereto, including the right to all dividends, rights and other distributions (if any) declared, made or paid thereon on or after the date of this Announcement.

3.2	The Offer, if made, will be extended, on the same terms and conditions, to:

(a)	all the issued CCHL Shares owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert with the Offeror in connection with the Offer; and

(b)
all new CCHL Shares unconditionally issued or to be issued pursuant to the valid exercise prior to the close of the Offer of any options (each, an "Option") to subscribe for new CCHL Shares granted under (i) the ChinaCast Pre-IPO Employee Share Option Scheme (the “Pre-IPO Option Scheme”) and (ii) the ChinaCast Post-IPO Employee Share Option Scheme (the “Post-IPO Option Scheme”).

For the purpose of the Offer, the expression “Offer Shares” shall include all such CCHL Shares.

3.3
Pursuant to the Offer and based on the terms of the Offer as at the date of this Announcement, as an alternative to the Cash Consideration and upon the election of the CCHL Shareholders to receive the Stock Consideration, GWAC will issue up to approximately 20.75 million new GWAC Common Stock, representing approximately 376.22% of the existing issued share capital of 5,515,975 GWAC Common Stock or approximately 79.00% of the enlarged issued share capital of GWAC of approximately 26.27 million GWAC Common Stock (assuming full acceptances of the Offer and full election of the Stock Consideration and no outstanding warrants of GWAC are exercised). A registration statement will be filed with the SEC for the new GWAC Common Stock to be issued pursuant to the Offer. The new GWAC Common Stock will, on issue, be credited as fully paid-up and shall rank pari passu in all respects with the then existing GWAC Common Stock. GWAC is currently listed on the NASDAQ OTC Bulletin Board and also intends to apply to be listed on NASDAQ National Market as soon as possible after completion of the Offer.

3.4
The Offer, if made, will be conditional upon the Offeror having received, by the close of the Offer, valid acceptances in respect of such number of Offer Shares which, when taken together with the CCHL Shares owned, controlled or agreed to be acquired by the Offeror or parties acting or deemed to be acting in concert with it (either before or during the Offer and pursuant to the Offer or otherwise), will result in the Offeror and parties acting or deemed to be acting in concert with it holding such number of CCHL Shares carrying more than 50% of the voting rights attributable to the issued share capital of CCHL as at the close of the Offer (including any voting rights attributable to CCHL Shares issued or to be issued pursuant to the valid exercise of the Options prior to the close of the Offer). Accordingly, the Offer will not become or be capable of being declared unconditional as to acceptances until the close of the Offer, unless at any time prior to the close of the Offer, the Offeror has received valid acceptances in respect of such number of Offer Shares which will result in the Offeror and parties acting or deemed to be acting in concert with it holding such number of CCHL Shares carrying more than 50% of the maximum potential issued share capital of CCHL. For this purpose, the “maximum potential issued share capital of CCHL” means the total number of CCHL Shares which would be in issue had all the Options been validly exercised as at the date of such declaration.

The condition of the Offer will be set out in detail in the Offer Announcement, if made.

4.	OPTIONS

Under the rules of each of the Pre-IPO Option Scheme and the Post-IPO Option Scheme, the Options are not freely transferable by the holders thereof. In view of this restriction, if the Offer is made, the Offeror will not make an offer to acquire the Options (although, for the avoidance of doubt, the Offer, if made, will be extended to all new CCHL Shares issued or to be issued pursuant to the valid exercise of the Options on or prior to the close of the Offer). The Offeror will however, in accordance with Rule 19 of the Code, make an appropriate offer or proposal to the holders of such Options in the event the Offer is made.

5.	BENCHMARKING THE OFFER

5.1
Assuming a full election of the Stock Consideration, based on [set out valuation of GWAC Common Stock and relevant exchange rate], the Offer values each of the Offer Share at approximately S$0.4185 which represents:

(a)
a premium of approximately 64.11% over the last transacted price of S$0.255 per CCHL Share on the Singapore Exchange Securities Trading Limited (“SGX-ST”) on 13 September 2005, being the latest trading date prior to this Announcement;

(b)
a premium of approximately 68.48% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2484 over the last one (1) month prior to but including 13 September 2005 being the latest trading date prior to this Announcement; and

(c)
a premium of approximately 75.06% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2390 over the last six (6) months prior to but including 13 September 2005, being the latest trading date prior to this Announcement.

5.2	The Cash Consideration of S$0.28 for each Offer Share represents:

(a)	a premium of approximately 9.80% over the last transacted price of S$0.255 per CCHL Share on the SGX-ST on 13 September 2005, being the latest trading date prior to this Announcement;

(b)
a premium of approximately 12.73% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2484 over the last one (1) month prior to but including 13 September 2005 being the latest trading date prior to this Announcement; and

(c)
a premium of approximately 17.13% over the average of the last transacted prices of CCHL Shares on the SGX-ST of S$0.2390 over the last six (6) months prior to but including 13 September 2005, being the latest trading date prior to this Announcement.

6.	IRREVOCABLE UNDERTAKINGS

As at the date of this Announcement, each of Super Dynamic Consultancy Limited, Technology Venture Investments Limited, Intel Pacific, Inc., Sergio Ventures Limited, Kenbell Management Limited, Asia Capitol Technology Partners Limited, Bostwicken Consultancy Limited, Time Global International Limited, Isthoch Assets Limited, Panwell Investment Limited, GC&C Holdings Limited, Wang Yu Huei, Asdew Acquisitions Pte Ltd, Liao Zhen, Yin Jian Ping, Ron Chan, Kevin Poon, Duke Group Limited, Virtual Century Group Limited, Leung Kin Foo, Stanley Chan Chi Kwong and Tang Chi Tang (each, a "Covenantor") has given an irrevocable undertaking (each, an “Undertaking”) to the Offeror:

(a)
to accept the Offer in respect of the number of CCHL Shares held by it as set out in the table below, not later than 5:00 pm (Singapore time) on the date falling seven (7) business days after the date of despatch of the offer document in respect of the Offer;[1]

(b)	to elect to receive the Stock Consideration in connection thereto; and

(c)
not to sell, transfer, assign or otherwise dispose of any part of the Stock Consideration received by it pursuant to the acceptance of the Offer in a manner that would violate SEC rules and regulations.

Name	Number of CCHL Shares	As a percentage of the entire issued share capital of CCHL[2]
Super Dynamic Consultancy Limited	67,326,820	15.24%
Technology Venture Investments Limited	66,074,441	14.96%
Intel Pacific, Inc.	22,222,918	5.03%
Sergio Ventures Limited	6,031,510	1.37%
Kenbell Management Limited	1,723,287	0.39%
Asia Capitol Technology Partners Limited	12,026,155	2.72%
Bostwicken Consultancy Limited	1,507,878	0.34%
Time Global International Limited	1,749,107	0.40%
Isthoch Assets Limited	3,015,755	0.68%
Panwell Investment Limited	5,276,358	1.19%
GC&C Holdings Limited	4,679,468	1.06%
Wang Yu Huei	8,363,000	1.89%
Asdew Acquisitions Pte Ltd	4,500,000	1.02%
Liao Zhen	1,700,000	0.38%
Yin Jian Ping	1,000,000	0.23%
Ron Chan	750,000	0.17%
Kevin Poon	700,000	0.16%
Duke Group Limited	5,276,358	1.19%
Virtual Century Group Limited	9,369,171	2.12%
Leung Kin Foo	1,400,000	0.32%
Stanley Chan Chi Kwong	1,000,000	0.23%
Tang Chi Tang	300,000	0.07%
Total	225,992,226	51.15%

Note:

1.
Except for Super Dynamic Consultancy Limited who has undertaken to accept the Offer on the later of (i) the date falling seven (7) business days after the date of despatch of the offer document in respect of the Offer; and (ii) 15 November 2005.

2.	Based on the total issued share capital of 441,816,501 CCHL Shares.

Assuming a full election of the Stock Consideration, the proforma shareholding of the Covenantors in GWAC upon conclusion of the Offer (and assuming the Offeror acquires 100% of the Offer Shares pursuant to the exercise of the right to compulsory acquisition) will be as follows:

Name	Number of GWAC Common Stock	As a percentage of the enlarged issued share capital of GWAC Common Stock[1]	As a percentage of the enlarged issued share capital of GWAC Common Stock[2]
Super Dynamic Consultancy Limited	3,162,368	12.04%	8.96%
Technology Venture Investments Limited	3,103,543	11.81%	8.79%
Intel Pacific, Inc.	1,043,819	3.97%	2.96%
Sergio Ventures Limited	283,302	1.08%	0.80%
Kenbell Management Limited	80,943	0.31%	0.23%
Asia Capitol Technology Partners Limited	564,873	2.15%	1.60%
Bostwicken Consultancy Limited	70,825	0.27%	0.20%
Time Global International Limited	82,156	0.31%	0.23%
Isthoch Assets Limited	141,651	0.54%	0.40%
Panwell Investment Limited	247,832	0.94%	0.70%
GC&C Holdings Limited	219,796	0.84%	0.62%
Wang Yu Huei	392,813	1.50%	1.11%
Asdew Acquisitions Pte Ltd	211,366	0.80%	0.60%
Liao Zhen	79,849	0.30%	0.23%
Yin Jian Ping	46,970	0.18%	0.13%
Ron Chan	35,227	0.13%	0.10%
Kevin Poon	32,879	0.13%	0.09%
Duke Group Limited	247,832	0.94%	0.70%
Virtual Century Group Limited	440,073	1.68%	1.25%
Leung Kin Foo	65,758	0.25%	0.19%
Stanley Chan Chi Kwong	46,970	0.18%	0.13%
Tang Chi Tang	14,091	0.05%	0.04%
Total	10,614,936	40.41%	30.07%

Note:

1.	Based on the total enlarged issued share capital of 26,268,276 GWAC Common Stock and assuming none of the 9,031,950 outstanding warrants of GWAC are exercised.

2.	Based on the total enlarged issued share capital of 26,268,276 GWAC Common Stock and assuming all of the 9,031,950 outstanding warrants of GWAC are exercised.

All Undertakings shall lapse if for whatever reason:

(a)	the Offer is withdrawn, or lapses, or fails to become or be declared to be unconditional for any reason;

(b)	any of the Covenantors is released from any of the obligations under the relevant Undertaking; or

(c)	the Offeror is delisted from the NASDAQ OTC Bulletin Board,

provided that this shall not prejudice any accrued rights between the parties prior to the lapsing of the relevant Undertaking.

Save as disclosed in this Announcement, neither the Offeror nor any party acting in concert with it has received any irrevocable undertaking from any other party to accept or reject the Offer.

7.	INFORMATION ON THE OFFEROR

The Offeror is a publicly traded, blank check company organized on 20 August 2003 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the People’s Republic of China (“PRC”). The Offeror’s units, common stock and warrants are listed on the NASDAQ OTC Bulleting Board under the symbols “GWAQU,” GWAQ,” and “GWAQW,” respectively.

As of the filing with the SEC of its quarterly report on Form 10-QSB for the period ended 30 June 2005, there were 5,515,975 GWAC Common Stock outstanding. Based on the Offeror’s annual report on Form 10-KSB as at 15 March 2005, the following four stockholders each beneficially own over 5% of the Offeror’s common stock:

(a)	Kin Shing Li, who beneficially owns 430,000 shares of common stock, or 7.80% of the total shares of common stock outstanding;

(b)	Justin Tang, who beneficially owns 430,000 shares of common stock, or 7.80% of the total shares of common stock outstanding;

(c)	Jack Silver, who beneficially owns 300,000 shares of common stock, or 5.44% of the total shares of common stock outstanding; and

(d)	Sapling, LLC, who beneficially owns 299,000 shares of common stock, or 5.42% of the total shares of common stock outstanding.

Kin Shing Li, the chairman of the board of directors and chief executive officer of the Offeror, is also the Offeror's sole director and executive officer.

The Offeror is an electronic filer with the SEC and the SEC maintains a web site that contains reports, registration statements and other information regarding the Offeror at www.sec.gov.

8.	INFORMATION ON CCHL

CCHL was incorporated in Bermuda on 20 November 2003. It is a provider of solutions primarily based on broadband satellite service. Its solutions are tailored to meet the different needs of customers in specific market segments, such as the education, government and enterprise markets. It provides technical services to ChinaCast Li Xiang Co Ltd ("CCLX") which is licensed to provide value added satellite broadband services in China.

CCHL was admitted to the Official List of the SGX-ST on 14 May 2004.

9.	RATIONALE FOR THE OFFER

The Offeror is a blank cheque company established for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary business operation in the PRC and CCHL is an ideal target. If the Offer is made and is successful, the Offeror intends to retain the executive directors and executive officers of CCHL to continue to lead the merged entity and be part of its management.

The Offer, if made, presents an opportunity for CCHL Shareholders to either realise their investment in the CCHL Shares in cash or convert their investment as soon as practicable to listed new GWAC Common Stock. Accordingly, this will enable CCHL Shareholders to dispose, trade or otherwise deal with their investment on the stock market in accordance with SEC rules and regulations.

10.	COMPULSORY ACQUISITION AND DELISTING

If the Offer is made, it is the intention of the Offeror to make CCHL its subsidiary. It is not the intention of the Offeror to preserve the listing status of CCHL or to take steps for any trading suspension of the CCHL Shares to be lifted.

If the Offeror receives valid acceptances pursuant to the Offer in respect of not less than 90% of the Offer Shares, the Offeror intends to exercise its right under Section 102(1) of the Bermuda Act, to compulsorily acquire those Offer Shares not acquired by the Offeror pursuant to the Offer. If the Offeror is able to proceed with the compulsory acquisition, an application will be made by the Offeror to delist CCHL from the Official List of the SGX-ST.

Regardless of whether the Offeror is able to proceed with the compulsory acquisition, should the Offeror announce that valid acceptances have been received that bring the holdings owned by the Offeror and parties acting in concert with it to above 90% of the CCHL Shares in issue, the SGX-ST may, pursuant to Rule 1105 of the Listing Manual, continue to suspend the listing of the CCHL Shares in the Ready and Odd-Lots markets until it is satisfied that at least 10% of the CCHL Shares in issue are held by at least 500 CCHL Shareholders who are members of the public. In such event, the Offeror has no intention to undertake any action for any such listing suspension to be lifted.

11.	DISCLOSURE OF SHAREHOLDINGS AND DEALINGS

As at the date of this Announcement, save for the Undertakings, the Offeror does not own, control and has not agreed to acquire any CCHL Shares or securities which carry voting rights in CCHL or are convertible into CCHL Shares or securities which carry voting rights in CCHL, or rights to subscribe for or options in respect of CCHL Shares or such securities and has not dealt for value in any CCHL Shares during the period commencing three (3) months prior to the date of this Announcement.

12.	OFFER DOCUMENT

If and when the Offer is made, the Offer Document containing the terms and conditions of the Offer, and enclosing the appropriate form(s) of acceptance of the Offer, will be despatched to the CCHL Shareholders not earlier than 14 days and not later than 21 days from the date of the Offer Announcement, if any.

CCHL Shareholders are advised to exercise caution when dealing in the CCHL Shares.

13.	RESPONSIBILITY STATEMENT

The sole director of the Offeror has taken all reasonable care to ensure that the facts stated and opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement.

Where any information has been extracted from published or otherwise publicly available sources or obtained from CCHL, the sole responsibility of the sole director of the Offeror has been to ensure that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.

The sole director of the Offeror accepts responsibility accordingly.

14.	INDICATIVE TIMETABLE

The following is an indicative timetable relating to certain Pre-Conditions and the posting of the Offer, if made:

Indicative Date	Event
14 September 2005	Announcement of Pre-Conditional Voluntary Offer
Not later than 30 September 2005
CCHL providing GWAC with audited consolidated financial statements of CCHL prepared in accordance with U.S. generally accepted accounting principles and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, for at least its two most recent financial years

Not later than 25 March 2006
Extraordinary general meeting of the Offeror to approve, inter alia, the Offer and the issue of new GWAC Common Stock pursuant to the Offer

If GWAC Stockholders’ approval is obtained and the other Pre-Condition is fulfilled and remain fulfilled or is waived, DBS Bank will announce firm intention to make the Offer on behalf of the Offeror

As soon as possible after satisfaction or waiver of the Pre-Conditions	Announcement of the Offer
Not earlier than 14 days and not later than 21 days from the date of the Offer Announcement	Despatch of Offer Document

Issued by
DBS BANK LTD

For and on behalf of
GREAT WALL ACQUISITION CORPORATION
14 September 2005